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                                                                    Exhibit 10.6

                            REVENUE SHARING AGREEMENT

THIS AGREEMENT (the "Agreement") is made the 21st day of November, 1997.

BETWEEN:

(1) BUENA VISTA HOME ENTERTAINMENT, INC. whose principal place of business is at 3900 West Alameda Avenue, Burbank, California 91521 (hereinafter referred to as "BVHE," which shall be deemed to include its permitted assigns); and

(2) BLOCKBUSTER VIDEO INC. whose principal place of business is at 1201 Elm Street, 31st Floor, Dallas, Texas 75270 (hereinafter referred to as "Blockbuster," which shall be deemed to include its permitted assigns).

WHEREAS:

(A) Blockbuster and certain of its Affiliates own, operate and franchise retail stores throughout the United States and Canada which, among other things, rent, sell and market pre-recorded videocassette tapes to the general public; and

(B) BVHE and certain of its Affiliates acquire, produce, license market and sell motion pictures on pre-recorded videocassette tapes; and

(C) Blockbuster is willing to purchase on a per Store (the terms initially capitalized in this Agreement and not otherwise defined herein shall have the respective meanings set forth in Paragraph 19 of this Agreement) basis a specified number of videocassette copies of each Rental Picture; and

(D) Blockbuster is willing to provide various marketing, advertising and promotional services and activities in support of the Rental Pictures; and

(E) Blockbuster is willing to report electronically on an ongoing basis information as to the rental and sales of Rental Pictures.

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*     Pages where confidential treatment has been requested are stamped
      "Confidential material omitted and separately filed with the Commission under an application for confidential treatment", and the confidential section has been marked with a star (*).
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NOW THEREFORE, based on the above premises and in consideration of the covenants and agreements contained herein, the parties agree as follows:

1. AGREEMENT TERM:

      The term of this Agreement shall be for five (5) years (the "Term"), commencing as of the date of this Agreement. Each year of the Term, as measured from the date of this Agreement, is a "Contract Year."

2. TERRITORY:

      The territory for purposes of this Agreement with respect to each Picture shall be the United States and Canada, their territories and possessions (the "Territory"), except with respect to those Pictures for which BVHE has only United States Home Video Distribution Rights, in which case, the Territory with respect to such Pictures shall be limited to the United States and, if and to the extent BVHE owns or controls such rights, to territories and possessions of the United States (the "U.S. Territory").

3. BLOCKBUSTER COMMITMENTS:

      Beginning as of the date of this Agreement for Stores located in the United States, for Stores located in Canada within three (3) calendar months hereafter, and for Participating Franchises within twelve (12) calendar months hereafter, Blockbuster agrees as follows:

            a. Purchasing: The following purchasing requirements shall apply to all Stores and Participating Franchises (as defined in Paragraph 3.c. below):

                  (1) RENTAL PICTURES: For each and every Rental Picture with a Gross Box Office of * or more, released by BVHE in the Territory, Blockbuster agrees to order for each Store, * and purchase, and BVHE agrees to sell to Blockbuster, at least * of that number of Copies set forth in the Buy Matrix attached hereto as Exhibit "A" which is incorporated by this reference. For each and every Rental Picture with a Gross Box Office of less than * released by BVHE in the Territory, Blockbuster agrees to order for each Store, and *, and BVHE agrees to sell to Blockbuster, at least * of that number of Copies set forth in the Buy Matrix. Blockbuster further agrees that it will order and purchase for each Store on a calendar month basis at least * of that number of Copies set forth in the Buy Matrix across all Rental Pictures released by BVHE in the Territory in each respective calendar month. There shall be no cross collateralization of the purchase requirement from month to month.

                  (2) PURCHASE PRICE: The purchase price of each videocassette purchased by Blockbuster hereunder shall be an amount (the "Purchase Price") equal to the sum of (i) * plus (ii) an amount equal to the relevant percentages of the Rental Revenue (as defined below) generated during the Revenue Sharing Period (the "Revenue Percentage") by the relevant title.*


                  (3)   RENTAL REVENUE: The Rental Revenue shall be defined *

            (a) During the first * calendar days of the Revenue Sharing Period,
       * of the Rental Revenue *.

            (b) During the next * calendar days of the Revenue Sharing Period * calendar day following the Video Street Date, *.

            (c) *

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.
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                  (4) Missing Copies: For each Copy that is lost, stolen or
            otherwise not reasonably accounted for, for more than thirty (30) calendar days during the period commencing upon delivery to Blockbuster's distribution center and ending on the last day of the relevant Revenue Sharing Period (each, a "Missing Copy"), Blockbuster shall pay to BVHE BVHE's *. For any such Missing Copy recovered by Blockbuster or BVHE, BVHE will reimburse Blockbuster the applicable distribution wholesale price less the applicable average Purchase Price received by BVHE.

                  (5) Payment: Blockbuster shall pay the Upfront Price within
            * calendar days following the *, but no sooner than receipt of the Copies. Blockbuster shall pay the *, unless specified otherwise, on a calendar monthly basis within * days following the end of the relevant calendar month *.

                  (6) Remedy: The parties acknowledge and agree that if
            Blockbuster fails to order the number or Copies required under this Paragraph 3, Blockbuster shall pay to BVHE, as liquidated damages, an amount equal to * for each Copy which Blockbuster failed to order. If BVHE fails to deliver the number or Copies ordered by Blockbuster under this Paragraph 3, BVHE shall pay to Blockbuster, as liquidated damages, an amount equal to * for each Copy which BVHE failed to deliver. The parties hereto expressly agree and acknowledge that actual damages for purposes of this Subparagraph would be difficult to ascertain and that the amount set forth above represents the parties' reasonable estimate of such damages.

            b. Marketing:

                  (1) Blockbuster agrees to provide advertising in measured
            media to advertise the availability of Rental Pictures in Stores in the amount of * of the Purchase Price of * of the Copies required to be purchased in accordance with the Buy Matrix as set forth in Paragraph 3.a. above. With respect to said advertising of Rental Pictures, Blockbuster agrees to consult with BVHE and to keep BVHE reasonably apprised of its marketing plans and activities and to comply with BVHE's then-current customary marketing support policies and practices to the extent they are reasonable and practicable. BVHE shall have the right to approve such plans, and Blockbuster shall provide a meaningful

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.
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            and timely opportunity for said approval by BVHE. BVHE shall exercise its approval rights in a timely and reasonable manner.

                  (2) Should BVHE fail to comply in good faith with its
            obligations under Paragraph 3.b.(1), Blockbuster shall be entitled to give written notice to BVHE of such failure. If BVHE fails to remedy such failure to Blockbuster's satisfaction within * calendar days following receipt of such notice, Blockbuster shall be relieved from its obligation *. In no event shall Blockbuster be obligated to provide such advertising which it would otherwise have been obligated to provide during such time as Blockbuster's obligations hereunder were suspended because of BVHE's failure to fulfill its obligations under this Paragraph 3.b.(1).

            c. Participating Franchises: While Blockbuster cannot guarantee that its Franchises will adopt the Agreement, Blockbuster will use good faith commercially reasonable efforts to recommend adoption of the Agreement to its Franchises and anticipates a high level of adoption thereby. Blockbuster hereby agrees that each Participating Franchise shall execute a letter agreement, which has been approved by BVHE in form and substance, in favor of BVHE, agreeing to be bound by the terms and conditions of this Agreement as if it were a party hereto (the "Participating Franchise"). Blockbuster shall be liable for each Participating Franchise's performance of its financial obligations hereunder as if such Participating Franchise were a Store. BVHE shall have the right to proceed against Blockbuster for money only for any failure of a Participating Franchise to fully perform the financial terms and conditions of this Agreement. Participating Franchises shall be subject to the same terms and conditions under the Agreement as Stores, unless specifically designated otherwise. Implementation of the Agreement at the Franchise level and Franchise payments thereunder will be administered by Blockbuster.

            d. Overage: Blockbuster may, subject to the written consent of BVHE, which consent would not be unreasonably withheld, purchase a quantity of Copies in excess of * of the Buy Matrix required to be purchased on a monthly basis ("Overage"). *, Overage shall be subject to the same terms and conditions as the Copies.

            e. Placement: Blockbuster shall exercise good faith commercially reasonable efforts to maximize Rental Revenue on the Rental Pictures. At all times during the entire Revenue Sharing Period, Blockbuster shall display for rental at each Store all of the Copies of the Rental Picture purchased for such Store, which are not currently being rented, in the "New Releases" rental section of such Store (or another section of such Store which has been preapproved by BVHE).

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.
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            f. Sell-Off: At the expiration of * calendar days, a Store may sell *. At the expiration of the relevant Revenue Sharing Period, Blockbuster may sell the remaining Copies. Said sell-off Copies may be sold either by self-liquidation, i.e., to individual customers via in-store retail sales, or by selling the Copies to its Franchises for the sole purpose of stocking New Blockbuster Stores, *. In no event shall Blockbuster knowingly sell any Copy or Copies to any third-party reseller, including, but not limited to, brokers, liquidators, or other wholesale video distributors. All sell-off copies will be prominently labeled as "Previously Viewed Rental Product." Sell-off revenue is not included in Rental Revenue.

            g. Packing and Shipping: Blockbuster will be solely responsible for making the Copies ready for consumer rental and for shipping the Copies from its distribution center to its Stores.

            h. Delivery: As between BVHE and Blockbuster, title in and to the Copies and risk of loss shall pass upon delivery of the Copies to Blockbuster's distribution center in accordance with Paragraph 4.b.

            i. Returns/Exchanges: The purchase requirements set forth in this Paragraph 3 shall not be subject to any returns by Blockbuster. BVHE will exchange defective or damaged Copies for a working Copy of the same title. Defective Copies shall mean those videocassettes which are mechanically defective, mispackaged or contain extraneous material. Damaged Copies shall mean those videocassettes which become materially damaged by Store personnel, customers or otherwise, during the first * calendar days of the Revenue Sharing Period. Blockbuster shall report defective or damaged Copies to BVHE promptly following discovery of such defect or damage.

            j. Store Count: Blockbuster will report to BVHE on a calendar month basis the number of currently operating Stores, including Participating Franchises, non-participating Franchises, New Blockbuster Stores and recently store closed locations.

            k. Demographic Information: Blockbuster will provide to BVHE, on an ongoing basis, information regarding the demographic make-up generally of those customers renting the Copies.

4. BVHE COMMITMENTS:

            a. Marketing Support: In lieu of specific marketing support programs such as rebate, co-op and MDF programs, and as payment for services and in consideration for the various other services and activities which Blockbuster has agreed to perform hereunder for the benefit of BVHE, such as sales and rental reporting functions, BVHE agrees to credit on a per Rental Picture basis (on the relevant invoice) Blockbuster with marketing

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*     "Confidential material omitted and separately filed with the Commission under an application for confidential treatment".
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      support funds ("Marketing Support Funds") in the amount of * of the
      Purchase Price generated by a Rental Picture for BVHE, excluding any Purchase Price generated by Overage Copies. Marketing Support Funds shall not be used to advertise, promote or otherwise market product not distributed by BVHE. In addition to Marketing Support Funds, BVHE shall continue to provide Blockbuster with BVHE's standard in-store point of purchase marketing materials as customarily utilized by Blockbuster.

                  (1) Blockbuster shall use * of the Marketing Support Funds to advertise in measured media the availability of Rental Pictures in Stores. With respect to said advertising of Rental Pictures, Blockbuster agrees to consult with BVHE and to keep BVHE reasonably apprised of its marketing plans and activities and to comply with BVHE's then-current customary marketing support policies and practices to the extent that they are reasonable and practicable. BVHE shall have the right to approve such plans, and Blockbuster shall provide a meaningful and timely opportunity for said approval by BVHE. BVHE shall exercise approval rights in a timely and reasonable manner.

                  (2) With respect to * of the Marketing Support Funds, BVHE and
            Blockbuster shall jointly determine how said monies will be used to advertise, promote or otherwise market the Rental Pictures.

                  (3) Blockbuster shall use * of the Marketing Support Funds for in-store Rental Picture specific marketing and promotion.

                  (4) Should Blockbuster fail to comply in good faith with its obligations under paragraphs 4.a (1), (2) and (3), BVHE shall be entitled to give written notice to Blockbuster of such failure. If Blockbuster fails to remedy such failure to BVHE's satisfaction within ten (10) calendar days following receipt of such notice, BVHE shall be relieved of its obligations to provide Marketing Support Funds, until such time as Blockbuster complies in good faith with its obligations under this Paragraph 4.a. In no event shall Blockbuster be entitled to receive Marketing Support Funds which would otherwise have accrued during such time as Blockbuster's rights hereunder were suspended because of its failure to fulfill its obligations under this Paragraph 4.a.

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.
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            b. Shipping: BVHE will deliver the Copies to one (1) primary distribution center in the United States, currently in McKinney, Texas, at least ten (10) calendar days prior to Street Date and will use good faith efforts to deliver the Copies fourteen (14) calendar days prior to Street date.

            c. Withdrawal Rights: BVHE shall have the right to withdraw any Rental Picture from further distribution under this Agreement. In such event, BVHE shall give Blockbuster written notice of such withdrawal and Blockbuster shall not sell or rent any videocasettes of the withdrawn Rental Picture after its receipt of such notice. It is expressly understood and agreed that such notice shall be given by BVHE if, and only if, BVHE shall simultaneously withdraw the Picture from all other Home Video distribution outlets. If BVHE subsequently makes such Rental Picture available in any other outlet of Home Video distribution in the Territory during the Term, then it shall simultaneously also make such Rental Picture available to Blockbuster hereunder. If BVHE withdraws any Rental Picture from further distribution and does not, within sixty
      (60) calendar days thereafter, make such Rental Picture available to Blockbuster, BVHE shall reimburse Blockbuster any portion of the Upfront Price, paid by Blockbuster to BVHE for Copies of said Rental Picture, which has not been recouped by Blockbuster out of their relevant share of the Rental Revenue.


5. ELECTRONIC REPORTING:

      At no cost or expense to BVHE, Blockbuster will provide to BVHE, electronically, daily access to all BVHE Rental Picture information along with weekly summaries, in such form as may be reasonably specified by BVHE from time to time, of all performance information as to Blockbuster's rental of the Rental Pictures, including, but not limited to, daily rental turn data, daily inventory and daily Rental Revenue from each Store on a Store by Store, Rental Picture by Rental Picture, Copy by Copy basis. In addition, during the Term and for * after the termination or expiration of the Agreement whichever occurs first, BVHE shall have *. BVHE shall be entitled to use such information internally for any legitimate business purpose so long as it complies with its obligations of confidentiality and non-disclosure as set forth in Paragraph 10 below. At no cost or expense to Blockbuster, BVHE will, through SuperComm, assist in data collection services and facilitate electronic reporting.

6. REVIEW:

      Within thirty (30) calendar days following the end of each Contract Year, the parties shall meet and in good faith review the terms of this Agreement. Should no agreement be reached between the parties with respect to adjusting or amending the terms of the Agreement, the then current terms of the Agreement shall remain in full force and effect. Within the thirty (30) calendar days following the end of the forty-second (42nd) month of the Term, either party may give six (6) months' notice to terminate the Agreement. If such notice is given by either party, from such notification forward, Blockbuster shall have no right or obligation to purchase additional Rental Pictures under this Agreement and BVHE shall be relieved of any right or obligation to sell Rental Pictures to Blockbuster under this Agreement.

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.
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7.   PORNOGRAPHIC MATERIAL:

       BVHE shall not sell to Blockbuster and Blockbuster shall not at any time in any Store during the Term engage in any manner whatsoever, in the production, license, advertisement, manufacture, promotion, distribution or other commercial exploitation of Pornographic Material. In the event a dispute arises between the parties concerning whether BVHE or Blockbuster is involved in the production, license, advertisement, manufacture, promotion, distribution or other commercial exploitation of Pornographic Material, such dispute shall be resolved by an independent third party arbitrator to be agreed upon between the parties, the findings of whom shall be binding upon the parties. Should the arbitrator conclude that BVHE has breached this provision, Blockbuster shall not be obligated to order or purchase any Copies of said Pornographic Material. Should the arbitrator conclude that Blockbuster has breached this provision, Blockbuster shall promptly cease its commercial exploitation of said Pornographic Material. There shall be no other remedy available to either party for a breach of this provision.

8.    TERMINATION:

            a. The following transactions or occurrences shall constitute material events of default (each an "Event of Default") by the applicable party (the "defaulting party") hereunder such that, in addition to and without prejudice to or limiting any other rights and remedies available to the non-defaulting party at law or in equity the non-defaulting party may elect to immediately and prospectively terminate this Agreement at the sole discretion of the non-defaulting party by giving written notice thereof to the other party at any time after the occurrence of an Event of Default setting forth sufficient facts to establish the existence of such Event of Default:

                  (1) A material breach by a party of any material covenant, material warranty, or material representation contained herein, where such defaulting party fails to cure such breach within thirty
            (30) calendar days after receipt of written notice thereof, or within such specific cure period as is expressly provided for elsewhere in this Agreement; or

                  (2) A party makes an attempt to make any arrangement for the benefit of creditors, or a voluntary or involuntary bankruptcy, insolvency or assignment for the benefit of creditors of a party or in the event any action or proceeding is instituted relating to any of the foregoing and the same is not dismissed within thirty (30) calendar days after such institution; or

                  (3) A failure by either party to make payment of any monies payable pursuant to this Agreement as and when due.

            b. Should BVHE terminate this Agreement pursuant to Paragraph 9.a., BVHE shall immediately be relieved from any further obligations under Paragraph 4 of this Agreement.

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            c. Except as otherwise provided herein, no termination of this
      Agreement for any reason shall relieve or discharge any party hereto from any duty, obligation or liability hereunder which was accrued as of the date of such termination.

9. PUBLIC DISCLOSURE AND CONFIDENTIALITY:

            a. Public Disclosure: Each party agrees that no press release or public announcement relating to the existence or terms of this Agreement (including within the context of a trade press or other interview or advertisement in any media) shall be issued without the express prior written approval of the other party hereto.

            b. Confidential Information: During the Term and for a period of three (3) years thereafter, Blockbuster and BVHE shall hold, and shall cause each of their directors, officers, employees and agents to hold in confidence the terms of this Agreement (including the financial terms and provisions hereof and all information received pursuant to, or developed in accordance with, this Agreement) specifically including but not limited to the *. Blockbuster and BVHE hereby acknowledge and agree that all information contained in, relating to or furnished pursuant to this Agreement, not otherwise known to the public, is confidential and proprietary and is not to be disclosed to third parties without the prior written consent of both Blockbuster and BVHE. Neither Blockbuster nor BVHE shall disclose such information to any third party (other than to officers, directors, employees, attorneys, accountants and agents of Blockbuster and BVHE or the affiliates of either, who have a business reason to know or have access to such information, and only after each of whom agrees to being bound by this paragraph) except:

                  (1) To the extent necessary to comply with any Law or the
            valid order of a governmental agency or court of competent jurisdiction or as part of its normal reporting or review procedure to regulatory agencies or as required by the rules of any major stock exchange on which either party's stock may be listed; provided, however, that the party making such disclosure shall seek, and use reasonable efforts to obtain, confidential treatment of said information and shall promptly, to the greatest extent practicable, notify the other party in advance of such disclosure;

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.
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                  (2) As part of the normal reporting or review procedure by its parent company, its auditors and its attorneys;

                  (3) To the extent necessary to obtain appropriate insurance, to its insurance agent or carrier, that such agent or carrier agrees to the confidential treatment of such information; and

                  (4) To actual or potential successors in interest, provided, however, that such person or entity shall have first agreed in writing to the confidential treatment of such information.

10. NO RIGHT TO USE NAMES:

            a. Neither Blockbuster nor Stores nor Participating Franchises shall acquire any right to use, nor shall the same use any copyrights, trademarks, characters or designs owned or controlled by Disney or any of its Affiliates, including without limitation, the names Disney, Buena Vista, Walt Disney, Touchstone, Hollywood, Miramax, Dimension, ABC or ESPN, alone or in conjunction with other words or names, in any advertising, publicity or promotion, either express or implied, without BVHE's prior consent in each case, and in no case shall any Blockbuster or Store advertising, publicity, or promotion, express or imply any endorsement of the same.

            b. BVHE shall not acquire any right to use, nor shall the same use, the name Blockbuster alone or in conjunction with other words or names, or any copyrights, trademarks, characters or designs of the same in any advertising, publicity or promotion, either express or implied, with Blockbuster's prior consent in each case, and in no case shall any BVHE advertising, publicity, or promotion, express or imply any endorsement of the same.

11. ASSIGNMENT:

      This Agreement and the rights and licenses granted hereunder are personal and neither party shall have the right to sell, assign, transfer, mortgage, pledge nor hypothecate (each an "Assignment") any such rights or licenses in whole or in part without the prior written consent of the non-assigning party, nor will any of said rights or licenses be assigned or transferred to any third party by operation of law, including, without limitation, by merger or consolidation or

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otherwise; provided, however, that an Assignment pursuant to or resulting from a sale of all or substantially all of the assets or all or a majority of the equity of Blockbuster to any Person or Persons or any other form of business combination, such that the Blockbuster business as currently existing remains substantially intact, including, without limitation, a sale to the public, shall not require such consent so long as such Assignment is not to an unaffiliated motion picture studio; and provided further that any Assignment by (i) Blockbuster, to any Affiliate of Viacom or (ii) BVHE to any Affiliate of Disney, where such Affiliate has access to the Disney library of films generally equivalent to that of BVHE at the time of this Agreement, shall also not require consent. In the event that Blockbuster or BVHE assigns its rights or interest in or to this Agreement in whole or in part, the assigning party will nevertheless continue to remain fully and primarily responsible and liable to the other party for prompt, full, complete and faithful performance of all terms and conditions of this Agreement.

12. AUDIT RIGHTS:

            a. During the Term and continuing until the date six (6) months following the date of expiration or earlier termination of this Agreement BVHE may, audit the financial books, information systems and records of Blockbuster as reasonably necessary to verify Blockbuster's compliance with its obligations under this Agreement; provided, however, that (a) such audit shall be at the sole cost and expense of BVHE (unless such audit reveals that payments due to BVHE for any twelve (12) month period were understated by more than five percent
      (5%), in which case, in addition to all other rights which BVHE may have, Blockbuster shall promptly reimburse BVHE to the extent of its reasonable out-of-pocket costs of such audit), (b) BVHE may not audit more than twice per year (and no such audit shall continue for more than thirty (30) calendar days from the date the auditors are given access to the applicable records), and (c) any such audit shall be conducted only during regular business hours and in such a manner as not unreasonably to interfere with the normal business activities of Blockbuster. Blockbuster shall keep and maintain complete and accurate books of account and records in connection with its obligations under this Agreement at its principal place of business until the date thirty-nine (39) months following the date of rendering of the initial statement reflecting such records unless a legal action with regard thereto is commenced during such period.

            b. During the Term and continuing until the date six (6) months following the date of expiration or earlier termination of this Agreement, BVHE may inspect and audit

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                                       12


      the books, records and store premises of Stores and Participating Franchises as reasonably necessary to verify compliance with this Agreement; provided, however, that (a) such audit shall be at the sole cost and expense of BVHE (unless such audit reveals that payments due to BVHE for any twelve (12) month period were understated by more than five percent (5%), in which case, in addition to all other rights which BVHE may have, Blockbuster shall promptly reimburse BVHE to the extent of its reasonable out-of-pocket costs of such audit), and (b) any such audit shall be conducted only during regular business hours and in such a manner as not unreasonably to interfere with the normal business activities of Store or Participating Franchises.

13. BVHE'S REPRESENTATIONS AND WARRANTIES:

      BVHE represents and warrants that:

            a. It is a corporation organized and existing under the laws of the State of California with its principal place of business in the State of California;

            b. The undersigned has the full right, power and authority to sign this Agreement on behalf of BVHE;

            c. The execution, delivery and performance of this Agreement does not and will not, violate any provisions of BVHE's articles or certificates or incorporation and bylaws, or any contract or other Agreement to which BVHE is a party;

            d. There is no broker, finder or intermediary involved in connection with the negotiations and discussions incident to the execution of this Agreement, and no broker, finder, agent or intermediary who might be entitled to a fee, commission or any other payment upon the consummation of the transactions contemplated by this Agreement;

            e. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of BVHE, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

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            f. Copies shall be new and unused and comparable in quality to other videocassette units being sold by BVHE in rental distribution channels.

14. BLOCKBUSTER'S REPRESENTATIONS AND WARRANTIES:

      Blockbuster represents and warrants that:

            a. It is a corporation organized and existing under the laws of the State of Delaware with its principal place of business in the State of Texas;

            b. The undersigned has the full right, power and authority to sign this Agreement on behalf of Blockbuster;

            c. There is no broker, finder or intermediary involved in connection with the negotiations and discussions incident to the execution of this Agreement, and no broker, finder, agent or intermediary who might be entitled to a fee, commission or any other payment upon the consummation of the transactions contemplated by this Agreement;

            d. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Blockbuster enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

            e. The execution, delivery and performance of this Agreement does not, and will not, violate any provisions of Blockbuster's articles or certificates of incorporation and bylaws, or any contract or other Agreement to which Blockbuster is a party.

15. FORCE MAJEURE:

      The duties and obligations of the parties hereunder may be suspended upon the occurrence and continuation of any "Event of Force Majeure" which inhibits or prevents performance hereunder, and for a reasonable start-up period thereafter. An "Event of Force Majeure" shall mean any act, cause, contingency or circumstance beyond the reasonable control of such party (whether or not reasonably foreseeable), including, without limitation, to the extent beyond the reasonable control of such party, any governmental action, nationalization, expropriation, confiscation, seizure, allocation, embargo, prohibition of import or export of goods or products, regulation, order or restriction (whether foreign, federal or state), war (whether or not declared), civil commotion, disobedience or unrest, insurrection, public strike, riot or revolution, lack or shortage of, or inability to obtain, any labor, machinery, materials, fuel, supplies or equipment from normal sources of supply, strike, work stoppage or slowdown, lockout or other labor dispute, fire, flood, earthquake, drought or other natural calamity, weather or damage or destruction to plants and/or equipment, commandeering of vessels or other carriers resulting from acts of God, or any other accident, condition, cause, contingency or circumstances including (without limitation, acts of God) within or without the United States. Neither party shall, in any manner whatsoever, be liable or otherwise responsible for any delay or default in, or failure of, performance resulting from or arising out of or in connection with any Event of Force Majeure and no such delay, default in, or failure of, performance shall constitute a breach by either party hereunder. As soon as reasonably possible following the occurrence of an Event of Force Majeure, the affected party shall notify the other party, in writing, as to the date and nature of such Event of Force Majeure and the effects of same. If any Event of Force Majeure shall prevent the performance of a material obligation of either party hereunder, and if the same shall have continued for a period of longer than 180 days, then either party hereto shall have the right to terminate this Agreement by written notice to the other party hereto.

16. INDEMNIFICATION:

      Each party (the "Indemnifying Party") shall indemnify and hold the other party and its affiliates and their respective employees, officers, agents, attorneys, stockholders and directors, and their respective permitted successors, licensees and assigns (the "Indemnified Party(ies)") harmless from and against (and shall pay as incurred) any and all claims, proceedings, actions, damages, costs, expenses and other liabilities and losses (whether under a theory of strict liability, or otherwise) of whatsoever kind or nature ("Claim(s)") incurred by, or threatened, imposed or filed against, any Indemnified Party (including, without limitation, (a) actual and reasonable costs of defense, which shall include without limitation court costs and reasonable attorney and other reasonable expert and reasonable third party fees; and (b) to the extent permitted by Law, any fines, penalties and forfeitures) in connection with any proceedings against an Indemnified Party caused by any breach (or, with respect to third party claims only, alleged breach) by the Indemnifying Party of any representation, term, warranty or agreement hereunder. Neither party shall settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in respect of which the Indemnified Party is entitled to indemnification hereunder (whether or not the Indemnified Party is a party thereto), without the prior written consent of the other party hereto; provided, however, that the Indemnifying Party shall be entitled to settle any claim without the written consent of the Indemnified Party so long as such settlement only involves the payment of money by the Indemnifying Party and in no way affects any rights of the Indemnified Party.

17. REMEDIES:

      No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and except as otherwise expressly provided for herein, each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise and no provision hereof shall be construed so as to limit any party's available remedies in the event of a breach by the other party hereto. The election of any one or more of such remedies by any of the parties hereto shall not constitute a waiver by such party of the right to pursue any other available remedies.

18. DEFINITIONS:

            a. "Affiliate" shall mean an entity in which either party has a controlling interest.

            b. "Copy" or "Copies" shall mean VHS videocassette units. Other formats, including laserdisc and DVD are not included under this Agreement.

            c. *

            d. "Franchises" shall mean all Blockbuster stores which Blockbuster informs BVHE are Franchises.

            e. "Gross Box Office" ("GBO" as used in the Buy Matrix) shall mean the box office gross receipts earned by a Picture in the United States and Canada measured from the Picture's initial theatrical release in the Territory until the * of such Picture, as reported by VARIETY or THE HOLLYWOOD REPORTER.

            f. "Home Video" shall mean the providing of motion pictures and other programming to members of the general public by means of the temporary or permanent transfer of physical possession of a VHS videocassette for non-public viewing on a home television receiver.

            g. "Home Video Distribution Rights" shall mean the right to record and distribute a motion picture on videocassette.

----------

* Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

            h. "Laws" shall mean all international, federal, national, state, provincial, municipal or other laws, ordinances, orders, statutes, rules or regulations.

            i. "New Blockbuster Store" shall mean a Store which Blockbuster or any of its Franchisees first owns or operates after the commencement date of this Agreement, excluding Blockbuster's acquisition of franchised Blockbuster Stores.

            j. "Non-Theatrical Pictures" shall mean audio-visual Pictures initially distributed in the Territory via a medium other than theatrical release (e.g., via Home Video, cable, pay or free television exhibition) and which are being distributed to all rental channels of home video distribution.

            k. "Picture" shall mean any motion picture, including but not limited to live-action, animated or other medium, or any other programming for which BVHE owns or controls Home Video Distribution Rights in the Territory or in the U.S. Territory as applicable. Further, BVHE shall exercise equivalent practices relating to the acquisition and distribution of Rental Pictures throughout the Term of this Agreement as it does currently. Every Picture for which The Walt Disney Company or its Affiliates has home video distribution rights in the Territory and elects to distribute as a Rental Picture in the Territory shall be made available to Blockbuster under the terms of this Agreement.

            l. "Pornographic Material" shall mean X-rated, NC-17 rated and/or unrated motion pictures or printed materials which either party shall in good faith determine contain explicit sexual and/or violent scenes and excluding (x) NC-17 Rated or unrated motion pictures of an artistic nature and (v) motion pictures rated "R" by the Motion Picture Association of America.

            m. "Prebook Date" shall mean, with respect to any Picture, the date specified by BVHE's, in its sole discretion, when BVHE videocassette orders are due for all channels of distribution.

            n. "Rental Picture" shall mean each and every Picture provided such Picture is at least seventy (70) minutes in length and is not a sports event, concert film, stage play, video or theatrical re-release or library film, distributed by BVHE, which when initially released on videocassette is priced by BVHE at a "rental price" (as opposed to a "sell-through price"), as such terms are generally understood in the Home Video industry in Los Angeles, California.

            o. "Revenue Sharing Period" shall mean the period commencing on the Video Street Date of the relevant Picture and running through the end of the twenty-sixth (26th) week thereafter.

            p. "Store" shall mean any video store in the United States or Canada, which, at any time during the Term of this Agreement, is wholly owned and/or operated by Blockbuster, whether or not such store is operated under the "Blockbuster" trademarks, excluding only the "Sixteen Thousand Video" stores operated by Blockbuster in Florida. Should Blockbuster undertake to own or operate retail outlets different than the retail outlets it has traditionally operated, such as by way of example, kiosks, carts, "stores within a store", "rack jobbing" operations or vending machines, the parties shall negotiate in good faith to agree upon terms for the inclusion of such retail outlets in this Agreement.

            q. "Video Street Date" shall mean, with respect to any Picture, the first date on which, in the Territory, both: (i) such Picture is authorized by BVHE for Home Video distribution, and (ii) Home Video copies of such Picture are actually available to the general public.

19. MISCELLANEOUS:

            a. This Agreement shall not constitute any partnership, joint venture or agency relationship between the parties hereto. The parties shall be considered independent contractors.

            b. This Agreement, together with the attached Exhibits, embodies the entire understanding of the parties with respect to the subject matter hereof and may not be altered, amended or otherwise modified except by an instrument in writing executed by both parties.

            c. The headings in this Agreement are for convenience of reference only and shall not have any substantive effect.

            d. All rights and remedies granted to the parties hereunder are cumulative and are in addition to any other rights or remedies that the parties may have at law or in equity.

            e. Should any non-material provision of this Agreement be held to be void, invalid or inoperative, as a matter of law the remaining provisions hereof shall not be affected and shall continue in effect as though such unenforceable provision(s) have been deleted herefrom.

            f. Unless otherwise indicated, all dollar amounts referenced herein shall refer to and be paid in United States dollars.

            g. No waiver of any right under or breach of this Agreement shall be effective unless it is in writing and signed by the party to be charged.

            h. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of California and the United States of America, applicable to Agreements entered into and wholly performed therein. Blockbuster hereby consents to and submits to the jurisdiction of the federal and state courts located in the State of California, the United States of America and any action or suit under this Agreement may be brought in any federal or state court with appropriate jurisdiction over the subject matter established or sitting within the State of California.

            i. None of the provisions of this Agreement is intended for the benefit of or shall be enforceable by any third parties.

            j. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same Agreement.

            k. All notices shall be in writing and either personally delivered, mailed first-class mail (postage prepaid), sent by reputable overnight courier service (charges prepaid), or sent by transmittal by any electronic means whether now known or hereafter developed, including, but not limited to, telex, telecopier or laser transmissions, able to be received by the party intended to receive notice, to the parties at the following addresses:

      If to Blockbuster:

      Blockbuster Entertainment Inc.
      1201 Elm Street
      31st Floor
      Dallas, Texas  75270
      Attention: John Antioco, Chairman and CEO
                 Edward B. Stead, Executive Vice President and General Counsel

      If to BVHE:

Buena Vista Home Entertainment, Inc.
350 South Buena Vista Street
Burbank, California 91521
Attention: Richard F.X. Clair, Senior Vice President, Business & Legal Affairs
           Mitchell L. Koch, Senior Vice President and General Manager

      IN WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Buena Vista Home Entertainment, Inc.

       /s/ Michael O. Johnson
       ----------------------------------
By:    Michael O. Johnson

Title: President, Worldwide, Buena Vista Entertainment


BLOCKBUSTER VIDEO INC.


       /s/ Edward B. Stead
       ----------------------------------

By:    Edward B. Stead

Title: Executive Vice President and General Counsel


       /s/ John Antioco
       ----------------------------------

By:    John Antioco

Title: Chairman and Chief Executive Officer

                                    Exhibit A

                             BLOCKBUSTER BUY MATRIX

                       Copies per Rental Picture per Store
                                         *


----------

* "Confidential material omitted and separately filed with the Commission under an application for confidential treatment".